Exhibit 11.1

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CODE OF ETHICS AND CONDUCT

Table of Contents

1 – INTRODUCTION	2
2 – GLOSSARY	2
3 – ETHICAL PRINCIPLES & COMPANY’S VALUES	6
4 – COMPLIANCE & KNOWLEDGE ABOUT CURRENT LEGISLATION AND REGULATIONS	18
5 – MANAGEMENT OF THE CODE OF ETHICS AND CONDUCT & RESPONSIBILITIES	19
6 – EXTERNAL OMBUDSMAN	21
7 – STATEMENT OF COMMITMENT	22

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1 – INTRODUCTION

Suzano S.A. is one of the largest companies in Brazil and establishing quality relationships with all its stakeholders is one of its core principles.

The responsibility of managing our business involves a broad universe of people and all our relationships must be guided by the highest ethical values.

The Code of Ethics and Conduct aims to create commitments among board members, directors, officers, managers, shareholders, employees, outsourced personnel, suppliers, customers, individuals or entities with whom we engage, and stakeholders of Suzano S.A. and its subsidiaries and affiliates, to the ethical principles that guide our business conduct, in addition to disseminating them to our relationship network. We are committed to transparency, fairness, accountability, and corporate responsibility, as well to the promotion of human rights within our operations.

The following Glossary has been prepared to help understanding some terms found in this Code of Ethics and Conduct:

2 – GLOSSARY

2.1 Safety Induction

Mandatory training offered to new employees who provide service and work in our plants in order to explain and guide them about laws and regulations, about our Code of Ethics and Conduct, working conditions, risks found in their roles, etc.

2.2. Moral Harassment

Exposure of employees to abusive conduct committed by one or more people against an individual, usually in a recurrent and prolonged manner, with the aim of coercing, humiliating, disrespecting, belittling or embarrassing the individual during working hours and during the performance of his/her duties.

2.3. Sexual Harassment

Making someone uncomfortable with the intention of obtaining sexual advantage or favor, when the perpetrator takes advantage of his or her hierarchically superior status inherent to the exercise of a job, position or function.

2.4. P&PD Center

Suzano’s Privacy and Personal Data Protection Center that responds to requests related to the exercise of the Personal Data Subjects’ rights as received by the organization (Website: www.ppd.suzano.com.br).

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2.5. Conduct Management Committee

Consisting of Suzano S.A.’s management members, including the Company and all its direct and indirect subsidiaries and affiliates, with the purpose of promoting ethical behavior, monitoring compliance with the principles of the Code of Conduct, analyzing and deciding on conflicts and deviations of conduct, and applying appropriate sanctions in cases of proven transgressions, as stated in the document “Regulation of the Conduct Management Committee.”

2.6. Conflict of Interests

Any situation in which any person, as well as their relatives or friends, may benefit from an employment bond with Suzano S.A. to obtain personal advantages or to benefit third parties, including decisions in which their personal interests prevail over the Company’s interests, resulting in direct or indirect personal gains of any nature, for themselves, their family members, or friends, whether or not such decisions cause damage or loss.

2.7. Personal Data

Any and all information related to an identified or identifiable natural (physical) person, including sensitive personal data (racial or ethnic origin, religious belief, political opinion, membership in a trade union or religious, philosophical, political, or moral organization, data concerning health or sex life, genetic or biometric data). The concept of personal data is not limited to information that may be considered harmful to the individual’s private and family life. Neither is relevant the medium in which the information is found: the concept of personal data includes information available in any form: text, images, graphics, photography, video, sounds, or any other possible means that leads to the subject identification, either directly or indirect.

2.8. Sensitive Personal Data

All personal data that may generate any kind of discrimination, such as data revealing racial or ethnic origin, religious belief, political opinion, membership in a trade union or religious, philosophical, or political organization, data concerning health or sex life, genetic or biometric data, health data such as pre-existing diseases or injuries mentioned in the Health Statement, medical history, medical records, history of health plan use, and previous treatment of the holder, results of exams and diagnoses, among others, whenever they are linked to a natural person.

2.9. Sustainable Development

At its core, sustainable development is a change process in which the exploitation of resources, the direction of investments, the guidance of technological development, and institutional change are in harmony and reinforce the current and future potential to satisfy human wishes and needs. Meeting the needs of the current generation without compromising the capacity for future generations. It means allowing for social and economic development now and in the future in harmony with the conservation of species and natural habitats. In 2015, the United Nations (UN) Organization published the 17 Sustainable Development Goals (SDGs) to promote human rights, end poverty, fight inequality and injustice, achieve gender equality and the empowerment of women and

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girls, act against climate change, as well as tackle other items that represent the greatest challenges of our times.

2.10. Behavioral Deviation

Characterized by persistent patterns of socially inappropriate, aggressive or defiant conduct, with violation of social norms or individual rights, which may characterize discomfort or affect another’s image or human rights through discriminatory gestures, attitudes and comments.

2.11. Discrimination

Any attitude that excludes, separates and diminishes people based on preconceived ideas resulting from discrimination or prejudice based on race, gender, color, ethnicity, religion or national origin. In other words, all forms of discrimination are prohibited.

2.12. Fraud

Deliberate unlawful and dishonest action to deceive someone in order to secure one’s own or a third party’s benefit for personal, financial and other advantages.

2.13. Corporate Governance

It is the system by which companies and other organizations are directed, monitored, and encouraged, involving relationships between partners, board of directors, executive board, supervisory and control bodies, and other stakeholders. Additionally, it is the set of practices based on transparency, fairness, accountability, and responsibility for acts or matters relating to the management of an organization, with the aim of optimizing the ability to generate value and protect all stakeholders.

2.14. Sexual Accosting

Committing libidinous acts against someone, without his/her consent, with the objective of satisfying one’s own or a third party’s lasciviousness

2.15. LGPD

The General Data Protection Law (Lei Geral de Proteção de Dados Pessoais) (Law 13.709/2018) has the primary goal of regulating personal data processing activities. The purpose of this law is to protect the fundamental rights of freedom and privacy of the holders of personal data, the free personality development for the natural person and, at the same time, to ensure more legal security for personal data processing agents – controllers and operators – performing such activities.

2.16. Disciplinary Measure

The application of punishment through warning, suspension or dismissal of an employee with or without cause, due to conduct that breaches Internal Regulations, the Code of Ethics and/or other

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form of written or verbal guidance, as long as it is in line with the law and good habits and in accordance with the Disciplinary Measures Policy in force.

2.17. Capital Market

A regulated system for trading securities, such as shares, ADRs (American Depositary Receipts), debentures, CRAs (Certificate of Agribusiness Receivables) and bonds, formed by the Stock Exchanges, regulatory entities such as the CVM and SEC, brokerage houses and other authorized financial institutions, among others. Its function is to direct financing resources to industry, trade and other economic activities, remunerating the investor and contributing to the country’s economic growth.

2.18. Novo Mercado (New Market)

Special listing segment on the B3 (stock exchange), restricted to the trading of shares in companies that voluntarily adopt corporate governance practices in addition to those required by Brazilian law. Listing in this special segment implies the adoption of a set of rules to be observed by companies that expand shareholders’ rights, in addition to the disclosure of policies and the existence of inspection and control structures. Novo Mercado leads companies to the highest standard of corporate governance, aiming to ensure greater transparency, equity and accountability to their shareholders. For example, companies listed on this segment can only issue shares with voting rights, the so-called common stock shares.

2.19. Relatives

Relatives up to the third degree, either by blood or by affinity, are considered family members. An employee’s spouse, partner, boyfriend/girlfriend, or close friend, as well as family members such as parents, stepparents, grandparents, great-grandparents, children, stepchildren, grandchildren, great-grandchildren, siblings, uncles and aunts, nieces and nephews, sons-in-law, daughters-in-law, father-in-law, mother-in-law, cousins, great-uncles and great-aunts, grand-nieces and grandnephews, brothers- and sisters-in-law of the employee and of his/her spouse, partner, girlfriend/boyfriend, or close friend, including familiarity or having any romantic relationship.

2.20. P&PD

Privacy and Personal Data Protection

2.21. Stakeholders

Any person or organization that has interest or a relationship (direct or indirect) with Suzano S.A. or that may be influenced by its actions. Owners, shareholders, employees, service providers, customers, suppliers, partners, communities, non-governmental organizations, associations, creditors, government and society.

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2.22. Suzano S.A.

A publicly traded company, with shares and other securities listed on the Stock Exchange in Brazil and in the United States.

2.23. P&PD Team

This is Suzano’s business area responsible for the Company’s Privacy and Data Protection governance program, in addition to being responsible for answering and recording requests made by Personal Data Subjects regarding the exercise of their rights.

2.24. Personal Data Subjects

A natural person to whom the Personal Data subject to Processing refers, including children and adolescents (for example, employee or former employee, supplier, final consumer/customer, thirdparty individuals, dependents, etc.).

2.25. Personal Data Processing

Any operation involving personal data, such as collection, production, reception, classification, use, access, reproduction, transmission, distribution, processing, filing, storage, deletion, evaluation, or control of information, change, communication, transfer, dissemination, extraction, etc.

2.26 US – UniverSuzano

A training platform consisting of a system that enables learning unification in a virtual environment. Within this environment, various training courses and digital tools are made available to our employees so that they optimize their experience, and to provide efficient teaching.

3 – ETHICAL PRINCIPLES & COMPANY’S VALUES

The Company’s employees shall guide their conduct through the highest ethical standards, observing the following guidelines, which make up the Company’s core principles and values: (a) observance of a high standard of corporate governance, including, but not limited to, compliance with current legislation and regulations and the Company’s policies; (b) respect for privacy and protection of personal data; (c) integrity in conduct, including, but not limited to, combating corruption and money laundering, and compliance with legislation, regulations, and the Company’s policies on conflict of interests; (d) respect to equality and diversity; (e) transparent conduct; (f) protection to Company’s assets; (g) conduct in favor of professional appreciation; and (h) promotion of sustainable development, including but not limited to compliance with current legislation and regulations, as well as the Company’s policies, in particular on environmental, social, and corporate governance (ESG) issues.

In order to facilitate the understanding of the Company’s guidelines and core values, we provide below specific guidelines to be observed in compliance with each of these principles and values:

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3.1. Corporate Governance

The company is managed in a professional manner, in accordance with the organizational principles of Suzano S.A. and good Corporate Governance(1), with the aim of increasing its value, facilitating its access to capital, guiding on laws and regulations, and contributing to its perpetuity.

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We act in accordance with the laws and regulations, internal procedural standards and those instituted by national and international entities that regulate the Capital Markets. Unawareness of a legal or regulatory obligation may not be used as a defense against the possible consequences of misconduct. Therefore, it is the responsibility of all stakeholders covered by this document to be aware of and ensure compliance with the laws and rules in effect and applicable to the professional activities they perform, demonstrating conduct in line with the highest levels of integrity. In case of doubt, the employee, supplier, officer, representative or service provider must always consult the policies, rules and procedures of Suzano S.A. before acting, align understandings with the company’s managers, or consult the appropriate departments or instances at Suzano S.A. to ensure appropriate action.

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We keep all information not yet disclosed to the market and to the general public confidential, such as strategic matters and privileged or confidential data not known by the market and whose disclosure may affect the company’s business. Examples of such information are financial results, acquisitions or sales of ownership interest, trade secrets, investments, prices, commercial actions, market strategies and the like. For more information, please see the Relevant Act or Fact Disclosure Policy and the Information Security Policy.

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Suzano S.A. is a publicly traded company, with shares and other securities listed on the B3 and NYSE, and is therefore subject to the regulations of the Brazilian Securities and Exchange Commission (CVM - Comissão de Valores Mobiliários) and the Securities & Exchange Commission (SEC) in the United States. As such, it must follow and ensure that its controlling shareholders, officers, executives, employees, and business partners comply with specific capital market rules. In view of these obligations and with a commitment to the best Corporate Governance practices, we have several policies requiring compliance, among them the Securities Trading Policy.

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The Company and its directors, officers, administrators, managers, shareholders, employees undertake to record their financial statements and quarterly information in a correct, consistent, accurate, and complete manner, without any ambiguity of information; in addition to making their accounting records available with complete transparency to internal and external audits and to the competent public bodies.

•	Everyone shall honestly and accurately report all business transactions. Accurate information is essential for the Company to comply with legal and regulatory obligations.
•	Suzano records in the Company’s accounts all transactions performed in accordance with accounting standards and policies.

(1)Suzano S.A. joined, in 2017, the Novo Mercado (New Market) listing segment of B3 S.A. - Brasil, Bolsa, Balcão (“Novo Mercado”).

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In response to legitimate requests by government authorities or outside companies that provide or have provided services to the company, confidential information may be provided only after ensuring that it will be treated confidentially and after appropriate measures have been taken to protect its confidentiality. When sending information to government authorities, the company’s Legal department should always be consulted.

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We do not use such information for our own or third-party benefit. If we are required to disclose such information by law or court order, we will inform our immediate supervisor in advance and restrict such disclosure to the minimum necessary to satisfy such an order.

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We do not allow, in any case or circumstance, a promise, offer, authorization, inducement, and/or consent to undue advantage to a Government Agent, or any person related to this, for the purpose of influencing decisions that: (i) may affect the Company’s business; (ii) imply personal gain; (iii) aim at obtaining privileged and/or confidential information about business opportunities or market activities, including information about competitors or bids; and (iv) are interpreted as a form of gratitude for decisions made to benefit Suzano S.A.

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We value an honest and transparent relationship with the government and compliance with legislation and regulatory agencies. We respect the national and international anticorruption laws and act in favor of good corporate practices. For additional information, please see the effective Policy and the Compliance department.

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Environmental, Social and Corporate Governance criteria are integrated into the company’s decisionmaking processes, under the supervision of the Executive Board, the Sustainability Committee and the Board of Directors.

3.1.1 Privacy and Personal Data Protection

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All of us, employees, shareholders, customers and business partners of Suzano S.A., are responsible for protecting the personal data to which we have access. We shall protect personal data from undue or unauthorized access by always applying the necessary security measures to ensure the security of personal data processed on behalf of Suzano S.A.

•	We undertake to protect third-party personal information to which we may have access during and after the relationship established between the third party and Suzano S.A.
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When accessing computers, hardware, software, mobile devices, including e-mail, internet and intranet, we must all comply with information security guidelines. Sharing any documents, spreadsheets, contracts, or

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contact information from Suzano S.A.’s customers, suppliers, employees, and business partners or any other information and/or documentation that contains personal data outside the specific context of Suzano S.A.’s work and internal policies is not allowed, under penalty of breaching this Code of Ethics and Conduct and current, applicable personal data protection legislation.

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Suzano S.A. is committed to legitimate and lawful personal data processing for all individuals (data subjects) who interact with us: employees and dependents, shareholders, customers, and business partner representatives. We respect privacy as a personal right, always placing it at the center of our priorities and ensuring, above all, the following principles: non-discrimination, transparency, security, quality, and minimization.

•	We are a Brazilian and a global company. We process and use personal data always in compliance with applicable laws and regulations.
•	We consider the privacy and protection of personal data throughout the entire data lifecycle, from collection to disposal or storage, to sharing and lawful processing of personal data.
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Our employees, dependents, third parties, business partners, and customers have the right to know how their personal data are processed, so we are transparent about how and for what purpose we use personal data.

•	For more information on how we handle your personal data, please access Suzano’s P&PD Center at https://ppd.suzano.com.br/.

3.2. Integrity and Compliance

We perform our activities in an honest and transparent way, preserving and strengthening our moral and ethical principles.

•	We perform our roles in an ethical and transparent manner, always in accordance with the guidelines in Suzano S.A.’s Anti-Corruption Policy.
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Suzano S.A. undertakes to promote honesty while conducting its business and in all its public or private relationship, operating according to applicable national and foreign anti-corruption legislation, especially, the Anti-Corruption Law (Brazil), Foreign Corrupt Practices Act (USA), Bribery Act (United Kingdom), as well as the Sarbanes-Oxley Act (SOX, USA).

•	In order to disseminate best practices and mitigate possible corruption risks, the Company provides and promotes mandatory and periodic training on anti-corruption practices for its employees.

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Offering and receiving gifts, presents, and entertainment are common practices within commercial relationships, but they require attention. Anywhere in the world where Suzano maintains relationships and operations, it is essential to perform a rigorous analysis of each situation, considering aspects such as the nature of the courtesy, amounts involved, context, frequency, applicable local legislation, and the internal rules of the parties involved. Such practices shall not be a part of Suzano S.A.’s decision-making processes or characterize an undue advantage or any type of intimidation to any of the parties. Refer to the Gifts, Presents, and Entertainment Policy in effect.

•	All donations shall abide by the provisions of corporate standards and anticorruption laws.
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Company employees may not perform external activities, such as providing consulting services or holding positions in organizations that have conflicting interests or that do business with Suzano S.A. Refer to the current Conflict of Interests Policy.

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Also prohibited are corporate bonds, of their own or through spouses or family members, with suppliers or competitors of Suzano S.A., if the position held by the employee or officer gives him or her the power to influence transactions or allow access to privileged information.

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Employees who hold positions (paid or unpaid) in external entities or whose spouses or family members work at Suzano S.A. or for competitors, suppliers, customers, government agencies, or non-profit institutions related to the Company shall communicate such fact as soon as possible through the electronic Conflict of Interest form and to their immediate superior, who will evaluate any possible conflicts of interest together along with Compliance and Human Resources departments, and if applicable, with the Ethics and Ombudsman department.

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Faced with a possible conflict of interest situation, the Company’s board members shall also report the fact to the Ethics and Ombudsman department for appropriate analyses and decisions with the Statutory Audit Committee.

•	Representatives, suppliers and service providers must also report such situations formally (in writing), in this case directly to the contract manager.
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The organization does not allow family members or relatives by affinity to hold or be hired for positions in which there is a direct hierarchical relationship between them, with interdependent or correlated roles.

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The company’s officer, supplier, service provider or representative must promptly declare that he/she has a conflict of interest and is prevented from participating in the discussion in progress or voting on the matter in which he/she has a conflict of interest, and must also withdraw from any meeting in which the discussion is taking place, thus ensuring the appropriate independence and transparency of the process.

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•	Situations that may characterize conflicts of interest which are not explained in this Code shall be informed to immediate superiors for proper guidance.
•	The Company does not accept or support any initiative related to processes aiming to hide or legitimize illicit financial resources. For further clarification, see the Anti-Corruption Policy.
•	We immediately report any acts or business transactions under our responsibility that involve companies where our relatives work to our direct managers.
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We disclose any shareholding interest in companies, held by us or by our relatives and friends, to our direct managers, as well as commercial, financial or economic interests that may generate a Conflict of Interest.

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Conflicts of interest involving relationships between employees or relatives with Suzano S.A. or who work for competitors, suppliers, customers, government agencies, or non-profit institutions that have a relationship with the Company shall be formalized using the electronic Conflict of Interest Statement form in the mandatory training sessions at UniverSuzano (US).

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We do not hire, nor induce the hiring of, relatives or anyone with whom we have a personal relationship as a supplier or service provider without previously informing the potential conflict of interest to the direct manager and the Compliance and Human Resources departments.

•	We act with absolute caution and diligence when dealing with information and facts whose disclosure could generate damage to the image of Suzano S.A.
•	Suzano S.A. respects the law and the authority of all instances of government.
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Whenever a demand is presented by a government representative, including inspection processes, the employee or service provider must submit such demand to the Legal department before any forwarding. If a “search warrant” is presented to an employee or service provider, he or she must cooperate, but must also immediately contact the Legal department for prior guidance on how to proceed and for appropriate assistance.

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All information must be provided in a complete, explicit and sufficient manner to clarify the question, and in a way that strictly complies with the applicable rules. Whether the information provided is marked “confidential” and whether suitable measures have been taken to protect its confidentiality must be analyzed. The company’s Legal department should be consulted to provide the necessary assistance.

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Suzano S.A. prohibits payments, as a reward, or the offering of any advantage, gifts, or hospitality through its employees, officers, representatives, suppliers, or service providers to Government Agents, or to their representatives, for example, in order to expedite licenses, routine services, or administrative actions, to obtain favorable decisions of any kind for the Company, or to secure personal advantages.

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•	The employee may not use the name of Suzano S.A. in addressing personal matters of any nature in his/her relationship with the government.
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The use of one’s office, role, position, or activity within the Company, as well as facilities, relationships, time, position, and influence to secure any advantage, for oneself or for third parties, is prohibited.

•	We handle conflicts of an ethical nature and deviations of conduct with absolute confidentiality from the opening of the report to its investigation and conclusion.
•	We handle information about our suppliers, customers, service providers and business partners with due confidentiality.
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We act in accordance with the rules and principles of free competition in force in the various locations in which the company operates, refraining from exchanging sensitive information with competitors that may affect free competition or result in abuse of economic power.

•	Obtaining confidential information, such as market information, in an illicit manner, is not allowed
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We keep an honest and transparent relationship with our stakeholders and know the limits and guidelines for exchanging or providing gifts, presents, and entertainment. For more information, see the AntiCorruption Policy, the Government Agent Relationship Manual, and the Gifts, Presents, and Entertainment Policy in effect.

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Building and strengthening Suzano S.A.’s image and reputation is also achieved through our dialogue and our behavior toward the groups with which we engage. Therefore, our actions inside and outside the company must always be in consonance with the principles and values of Suzano S.A.

•	The image and reputation of Suzano S.A. will be managed in accordance with the positioning defined by the Board of Directors, under the guidance of the Corporate Communication and Brand department.
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Linking the name or image of Suzano S.A. on social networks must always respect our values and must not compromise our reputation. Posts must not be linked to conduct condemned by the company or contain any type of confidential or secret information.

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Suzano S.A. works to establish a harmonious and integrated relationship with the communities where it operates, respecting the welfare of the population living in surrounding departments and respecting sustainable local development.

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Investments in social, cultural and environmental projects must be guided by the actual needs of the communities, in addition to being aligned with the company’s guidelines and its internal policies, so as to

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offer total transparency in assisting projects that are truly committed to promoting social inclusion, improved quality of life, and environmental conservation.

•	Any contribution by way of charity, support or sponsorship aimed at influencing business decisions or serving personal benefits, directly or indirectly, of any nature, is prohibited.
•	Suzano complies with all legal restrictions related to donations to political parties.
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Political party initiatives involving the Company and any type of harassment of employees and other stakeholders and/or related to the work environment are not accepted. Additionally, wearing uniforms or using materials that contain Suzano’s logo during the private exercise of such activities is not allowed.

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Suzano S.A., through the department of Safety, Health, Quality of Life and Facilities, follows the guidelines for promoting health and disease prevention established by the Ministries of Health and Labor, as well as by the World Health Organization, with emphasis on epidemic and pandemic periods. Compliance with medical and health rulings established by the aforementioned authorities, as well as with the Company’s internal rules and regulations, is mandatory to ensure the integrity of individual and collective health.

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Alcohol and drug use, as well as carrying weapons that may endanger others or affect their activities, are strictly prohibited in the workplace. Individuals under the influence of alcohol or substances that alter their behavior are not permitted to enter any of Suzano’s facilities.

•	Without prior authorization, it is not allowed to sell or exchange of goods or services of private interest on the company’s premises.

3.2.1. Use and Protection of Company Property:

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The assets, equipment, facilities and other property of Suzano S.A. are made available to its employees, service providers, officers, and representatives appointed by the company exclusively for use in company operations and formally approved by the responsible manager or body.

•	It is everyone’s responsibility to ensure the proper use and upkeep of company assets under their care.
•	Electronic systems and IT resources are available to employees, officers, representatives, suppliers, or service providers to perform their functions well.
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Specifically regarding the use of internet and e-mail, access through computer resources connected to the company network is intended, as a priority, for purposes of interest to Suzano S.A. If personal use is truly necessary, this requires extreme moderation, always abiding by the company’s the rules, policies and procedures and never jeopardizing the appropriate progress of activities. All information contained

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in e-mail, personal or otherwise, can be accessed and used by the company at any time and is the property of Suzano S.A.

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Suzano S.A.’s policies strictly prohibit the exchange, storage, or use of pornographic or pedophilic content, hate speech, discriminatory messages, defamation, or any violent content that disrespects individuals or entities.

•	The password to access systems is for personal use only and may not be given to third parties, even if they are co-workers.
•	No software or programs may be copied or installed on the company’s computers without prior authorization from the Information Technology department.
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Intellectual property is a strategic asset for Suzano S.A. It includes patents, trademarks, know-how, technical data, process and market information, among other items that would benefit a competitor if known.

•	The results of intellectual and scientific work and the strategic information generated within the company are the exclusive property of Suzano S.A.
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All company employees, suppliers, service providers, officers, and representatives are responsible for treating any information on intellectual property to which they have access as a result of their work as confidential, and for using it carefully. The disclosure of such information is not permitted without express authorization from the company’s management.

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Likewise, third-party intellectual property or copyrights must be strictly respected. For example, unauthorized copies of copyright-protected printed materials, the use of photos and personal statements in institutional materials without authorization, or the use of illegal or counterfeit software in the company’s equipment are not allowed.

3.3. Equality and Diversity

We treat everyone with whom we interact inside or outside Suzano S.A. with respect, dignity and attention.

•	We believe that diversity makes us stronger. For this reason, we are on a journey to ensure representativeness, inclusion and innovability at Suzano S.A.
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Suzano S.A. engages in activities aimed at a culture of diversity and inclusion, which shall be a part of all our decisions in the Company’s day-to-day operations. We believe that in order to be more inclusive,

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we must give everyone opportunities. Our long-term goals were designed to ensure greater representation of minority groups and greater inclusion and respect.

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We are committed to creating a diverse and inclusive work environment and do not tolerate any form of prejudice or discrimination based on race, ethnicity, gender, religion, sexual orientation, nationality, ancestry, political affiliation, criminal history, social status, age, marital status, pregnancy, disability, body weight, height, lifestyle, or any other personal characteristic. We also prohibit any form of homophobia, moral or sexual harassment, bullying, humiliation, intimidation, ridicule, hostility, or embarrassment.

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It is our duty to respect, raise awareness of, and prevent human rights violations in our activities, and to act in accordance with national and international treaties and conventions for the protection of people.

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In recruitment, selection and promotion processes, candidates must be evaluated only for their competencies and their ability to meet and adapt to the expectations of the position, and decisions based on prejudice, favoritism or even privileges of any nature will not be accepted.

•	We guarantee equal opportunities and seek to develop lasting, quality relationships based on respect and trust.
•	We act with transparency and agility in relations with our stakeholders, honoring the commitments we undertake.
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We prohibit any form of shaming or intimidation, such as verbal, physical or psychological violence, as well as any forms of discrimination, moral or sexual harassment, because these practices are unacceptable and will be punished.

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We punish those who use their superior hierarchical position to expose employees, third parties and service providers to embarrassing or demeaning situations or who show disrespect in the personal treatment of subordinates;

•	Taking advantage of occasions and/or the work environment to make employees uncomfortable in pursuit of opportunities for romantic or sexual relationships is prohibited.
•	We ensure the free expression of thought, at all levels.
•	We foster creativity and innovation, encouraging the exchange of experiences and the sharing of ideas and challenges.

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We conduct our business and activities with social and environmental responsibility, contributing to sustainable development, acting preventively and correctively in solving problems that have caused environmental damage and promptly informing our stakeholders about any such situations.

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We protect and look out for people’s safety and health, both physically and psychologically, including by investing in safe equipment and facilities, continuously improving processes and practices to foster a culture of safety.

•	When other people are operating in our units, facilities and processes, we provide the same healthy and safe working conditions that are offered to our employees.
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All employees must report possible situations of risk to safety, health or the environment. Whether they are employees, service providers or suppliers, they must familiarize themselves with and strictly comply with health, safety and environmental policies, procedures and practices, informing the management in emergency situations. Only official spokespersons may report such a fact to communities and authorities.

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Our employees are evaluated based on meritocracy, consistent deliveries and adherence to our guidelines. These are addressed directly to the individual, thus avoiding the propagation of opinions that could damage his or her image.

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Building and strengthening Suzano S.A.’s image and reputation is also achieved through our dialogue and our behavior toward the groups with which we engage. To this end, our agility inside and outside the company must always be in line with the culture guidelines and the purpose of Suzano S.A.

3.4. Transparency

Our relationships are conducted in a clear and truthful manner.

•	We maintain constant communication and we are truthful and objective in disclosing information to society and the press.
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We are aware of Suzano S.A.’s conduct in promoting an open, sincere and constructive dialogue with representative entities of employer and worker classes, based on the principles of freedom of association and respect for the plurality of ideas.

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Contact with the Press will be promoted exclusively by spokespersons assigned by the company, with guidance from the Communication and Brand department. As such, unauthorized persons are prohibited from contacting or providing information to the Press on behalf of Suzano S.A.

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3.5. Professional Appreciation

We strive to create a healthy work environment that stimulates people’s development and recognition for the performance achieved.

•	We are selected and promoted based on our qualifications and competencies, always evaluated in relation to the position or role to be performed.
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We prohibit the use of forced, compulsory, involuntary, slave, or slavery-like labor, as well as any form of illegal exploitation of immigrant, refugee, child, or youth labor or any other form of exploitation that violates human dignity and current labor legislation. We adopt policies and practices that help to prevent, fight and eradicate any degrading forms of labor.

3.6. Sustainable Development

Suzano S.A. considers sustainability an essential pillar of its business and strives to include it in all actions and decisions, fostering competitiveness allied with a leading role in transforming the value chain, aiming to increase the benefits generated and shared with its stakeholders.

•	We endeavor to adopt the best environmental management practices, the conscientious use of natural resources, and the preservation of ecosystems in the regions where we operate.
•	We are committed to maintaining respectful and cooperative relationships with consumers, communities, suppliers, governments, and all parties involved in the activities and decisions of Suzano S.A.
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We reserve the right to terminate business relationships with a customer, supplier, or any other stakeholder whenever our interests are impaired or if legal, social, tax, and integrity issues are disregarded, or if it could bring any harm to the environment or put the health and safety of people at risk.

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We demand ethical conduct from our suppliers, in line with the principles detailed in this code, and encourage good socio-environmental responsibility practices. In addition, suppliers must be aware of and adhere to the Supplier Code of Conduct, which covers various topics related to the social, environmental, economic and governance spheres.

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It is the responsibility of our suppliers and service providers to diligently and appropriately instruct their employees, agents and subcontractors regarding the guidelines in this Code, as well as specific company policies and standards, in order to prevent inappropriate behavior.

•	At the request of Suzano S.A., suppliers or service providers must present proof of compliance with the obligations established in this Code.
•	We encourage citizenship and volunteer work in the communities where we operate.

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We respect the culture and the traditions of the communities in which we operate, seeking to strengthen the integration of their interests into our business management, contributing jointly to fostering actions that lead to territorial development and the improvement of local quality of life, including through volunteer work.

•	We prohibit human rights violations that could affect our dealings with suppliers and service providers, taking measures to fight such practices, when identified.
•	Through our actions, we work towards environmental preservation and maintenance of health in the ecosystems and environmental services they provide, including the fight against climate change.
•	We support policies and practices that promote sustainable development in the country and social welfare.
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We comply with applicable environmental legislation and adopt additional measures for the conservation and restoration of ecosystems and their biodiversity, in order to ensure that areas of high conservation value are not jeopardized and are preserved.

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Planting areas of Suzano S.A. and our lumber suppliers must lie exclusively in areas that have already been previously anthropized by other uses. Such areas may not have been converted under their direct or indirect responsibility, as we are committed to a zero-deforestation policy.

•	We encourage good socio-environmental responsibility practices by our partners, suppliers and customers.

4 – COMPLIANCE & KNOWLEDGE ABOUT CURRENT LEGISLATION AND REGULATIONS

Compliance with the law is one of Suzano’s principles. For this, it is essential that our directors, officers, employees, partners, and third parties adhere to the Company’s guidelines, seeking to comply with good national and international practices. In this sense, we strongly reject conduct and doctrines that promote terrorism, money laundering, crimes against financial and tax order, offenses against public administration, or any other wrongdoing.

The conduct of the Company’s officers, employees, and interns shall, in these regard, be guided by strict observation and compliance with the laws and regulations in force, in particular Law 12.846/2013 (Anti-Corruption Law), regulated by Decree 8.420/15, Law No. 9.613/1998 (Money Laundering Law), Law No. 12.529/11 (Antitrust Law), Decree-Law No. 5.452/1943 (Consolidation of Labor Laws), Law No. 9.605/1998 (Environmental Crime Law), Law No. 6.385/1976 (Securities Market Law), Law No. 6.404/1976 (Companies Law), and regulation issued by the Securities and Exchange Commission and other authorities.

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Thus, we stress that unawareness of a legal or regulatory obligation may not be used as a defense against the possible consequences of misconduct. Therefore, it is the responsibility of all stakeholders covered by this document to be aware of and ensure compliance with the laws and rules in effect and applicable to the professional activities they perform, demonstrating conduct in line with the highest levels of integrity.

In case of questions, the employees, suppliers, officers, representatives, or service providers shall always refer to Suzano S.A.’s policies, rules, and procedures before acting, align their understanding with the Company’s managers, or consult the appropriate departments or instances at Suzano S.A. to ensure appropriate action.

5 – MANAGEMENT OF THE CODE OF ETHICS AND CONDUCT & RESPONSIBILITIES

The management of the Code of Ethics and Conduct aims to:

•	Ensure the understanding of Suzano S.A.’s ethical principles and values.
•	Promote wide dissemination of the document among all Suzano S.A. employees and service providers.
•	Properly address ethical conflicts and misconduct.

5.1. Code of Ethics and Conduct Update

The Suzano S.A. Board of Directors approves the Code of Ethics and Conduct and its updates.

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The Code of Ethics and Conduct is updated every 2 years under the responsibility of the Conduct Management Committee, as well as forwarding additions and improvements proposed by everyone at Suzano S.A.

5.2. Training

The Conduct Management Committee is responsible for providing periodic mandatory training on the Code of Ethics and Conduct for all Suzano S.A.’s employees, with the same periodicity of this document review, and also for all service providers who work on our premises through the Safety Induction.

5.3 Code Breaches and Responsibility for Managing Consequences

The existence of laws and regulations, standards, policies, and rules is an essential prerequisite for a successful company. Leaders are responsible for encouraging their teams to be compliant at all times

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and to act according to the organization’s ethical standards of conduct, in addition to ensuring that they are followed so that the organization operates harmoniously and efficiently. Deviations, noncompliance or breaches may lead to disciplinary measures that, when applied, should serve as an educating and culture-forming element.

What Is Considered a Code Breach:

•	Failure to comply with the rules established herein and in other company policies and rules, as well as violation of effective laws that are applicable to the business of Suzano S.A.
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Remaining silent in the face of transgressions of the laws, ethics, morals and principles established in the Code, not taking appropriate action when aware of or suspecting irregularities, or not reporting the situation to the appropriate instances and channels;

•	Manipulating or misrepresenting information in order to conceal transgressions of the laws, ethics, morals and principles established in the company’s Code, policies and internal rules;
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Misuse of Suzano’s assets, information, and resources is unacceptable and may be considered fraud if any employee intentionally alters, omits, manipulates, or falsifies any information or situation, resulting in an unfair and/or illegal advantage or disadvantage of any kind.

It is up to the Conduct Management Committee, with the support of the Internal/External Ombudsman teams, to manage and ensure compliance with the Code of Ethics and Conduct, reviewing any questions and complaints, conducting investigations, and deciding on cases of proven violation, under the terms of this Code of Ethics and Conduct.

Thus, the Conduct Management Committee shall take measures to address promptly any Code breaches or to anticipate them, as well as correcting damage caused, which may include temporary employee’s or intern’s suspension from their duties during investigations. No conclusion will be made hastily without objectively investigating and evaluating the facts and circumstances.

Any reports or accusations regarding noncompliance with the Code of Ethics and Conduct may be submitted to the External Ombudsman and will follow the procedure below, and the whistleblower, when identified, will be informed about the progress of the case. If the whistleblower chooses to remain anonymous, their identity is guaranteed to be kept confidential.

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We require that all Conduct Management Committee members keep confidential any information received, as well as the decisions made, except when the information must be used to defend the Company’s interests or to notify public authorities or regulatory bodies.

We manage the consequences of behavior contrary to Suzano S.A.’s values clearly and transparently. For more information on the guidelines adopted by the Conduct Management Committee regarding disciplinary measures, refer to the Disciplinary Measures Policy.

At the end of the investigations, if Code breach is proven, the Company may apply the appropriate penalties, which, depending on the seriousness of the breach, may be: Warning; Suspension; or Termination of contractual relationship.

Retaliation or reprisal are acts detrimental to people who have reported a concern or assisted in an investigation. In this sense, we reaffirm our commitment to the Ombudsman Channel in fighting these practices. For additional information, please refer to the Ombudsman Policy.

Without prejudice to the above punishments, considering the Company’s commitment to always cooperate with national or foreign public authorities, if the offense committed represents tort, administrative wrong, or criminal offense, it may be submitted to the regulatory bodies and competent public authorities.

6 – EXTERNAL OMBUDSMAN

This is an additional channel for reporting, with guaranteed anonymity if the whistleblower so wishes, by means of a call center or internet, coordinated by an external company hired specifically for this purpose.

Reports forwarded by the External Ombudsman are processed and a report is sent to the Conduct Management Committee.

•Phone Number in Brazil: 0800 771 4060

•E-mail: ouvidoriaexterna@austernet.com.br

•Site: www.suzano.com.br, “Ombudsman” link

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7 – STATEMENT OF COMMITMENT

I have received the Suzano Code of Ethics and Conduct, and after reading and understanding its contents, I agree with the principles and guidelines contained therein and pledge to follow these principles and guidelines in my professional activities, and to ensure compliance by all other persons to whom it applies. I will abide by all updates deemed necessary by the Conduct Management Committee, which will be automatically incorporated into the Suzano Code of Ethics and Conduct. If I do not accept these updates, I will express my disagreement in writing to the Ethics and Ombudsman department.

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Signature
Full Name:
CPF:
Company:
Department:

Note: Send this statement of commitment, duly filled out and signed, to the Human Resources department at your location.